REPORT UNDER
NATIONAL INSTRUMENT 62-103
SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA),
SECTION 176 OF THE SECURITIES ACT (ALBERTA),
SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN),
SECTION 92 OF THE SECURITIES ACT (MANITOBA),
SECTION 101 OF THE SECURITIES ACT (ONTARIO),
SECTIONS 147.11 OF THE SECURITIES ACT (QUEBEC),
SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA), AND
SECTION 126 OF THE SECURITIES ACT (NEW BRUNSWICK)
SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND AND LABRADOR)
The following information is filed pursuant to the provisions listed above under applicable securities legislation:
(a)	the name and address of the offeror:

Copper Bridge Acquisition Corp. 700 West Georgia Street 25th Floor Vancouver, BC V7Y 1B3

(b)	the designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report and whether it was ownership or control that was acquired in those circumstances;

On January 25, 2008, Copper Bridge Acquisition Corp. (the “Offeror”), pursuant to its offer dated December 20, 2007 (the “Offer”) to purchase all of the issued and outstanding common shares (the “Common Shares”) of Northern Peru Copper Corp. (“Northern Peru”), including Common Shares issued or conditionally issued after the date of the Offer but before the expiry time of the Offer upon the exchange or exercise of any options (the “Options”) of Northern Peru, upon the satisfaction of contractual rights to acquire Common Shares or in respect of bonus shares (the “Bonus Shares”) issued under the share bonus plan in the stock option plan of Northern Peru, other than any Common Shares owned directly or indirectly by the Offeror, China Minmetals Non-Ferrous Metals Co., Ltd. (“Minmetals”) or Jiangxi Copper Company Ltd. (“Jiangxi Copper”, and together with Minmetals, the “Investors”) or any of their affiliates, acquired beneficial ownership of 31,761,682 Common Shares representing approximately 96% of the Common Shares on a fully-diluted basis.

(c)	the designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report;

The Offeror beneficially owns 31,761,682 Common Shares, representing approximately 96% of the Common Shares on a fully-diluted basis.

(d)	the designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:
(i)	the offeror, either alone or together with any joint actors, has ownership and control;

See (c) above.

(ii)	the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor; and

Not applicable.

(iii)	the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership;

Not applicable.
(e)	the name of the market in which the transaction or occurrence that gave rise to this report took place;

Not applicable. The Common Shares were acquired pursuant to a take-over bid.

(f)	the purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to this report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer;

The purpose of the Offer is to acquire all of the Common Shares (including Common Shares that may become issued and outstanding after the date of the Offer upon the exchange or exercise of any Options, upon the satisfaction of contractual rights to acquire Common Shares or in respect of Bonus Shares).

With the take-up and acceptance for payment by the Offeror of Common Shares representing at least 90% of the Common Shares, other than Common Shares owned by the Offeror or its affiliates as of December 20, 2007, the Offeror is entitled to acquire the Common Shares not deposited under the Offer pursuant to the compulsory acquisition provisions of section 300 of the Business Corporations Act (British Columbia) for the same price of Cdn.$13.75 per share and on the same terms as the Common Shares that were acquired under the Offer by mailing a formal notice to all remaining holders of Common Shares. On January 28, 2008, the Offeror mailed a formal notice of the compulsory acquisition to the remaining holders of the Common Shares.

A copy of the news release is attached hereto as Exhibit A.

(g)	the general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to this report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities;

The Investors and Northern Peru entered into a support agreement (the “Support Agreement”) on December 5, 2007. Pursuant to the Support Agreement, the Investors assigned their rights under the Support Agreement to the Offeror on December 17, 2007; as a result, the Offeror became entitled to and assumed all the rights and obligations under the Support Agreement as the “Offeror” thereunder. The Investors continue to be liable to Northern Peru for any default in the performance of the Offeror under the Support Agreement. The Support Agreement sets forth, among other things, the terms and conditions upon which the Offeror agreed to make the Offer and Northern Peru agreed to recommend that Shareholders accept the Offer.

The Investors entered into lock-up agreements (the “Lock-Up Agreements”) on December 5, 2007 with all of the directors and officers of Northern Peru and certain significant holders of Common Shares (together, the “Locked-Up Shareholders”). Pursuant to the Lock-Up Agreements, the Investors assigned their rights thereunder to the Offeror on December 17, 2007; as a result, the Offeror became entitled to and assumed all the rights and obligations under the Lock-Up Agreements as the “Offeror” thereunder. Pursuant to the Lock-Up Agreements, each of the Locked-Up Shareholders deposited under the Offer all of the Common Shares which such Locked-Up Shareholder beneficially owned or over which it exercised direction or control, all Bonus Shares issuable to such Locked-Up Shareholder and all Common Shares issued upon the exercise of Options, collectively representing in aggregate beneficial ownership of 14,017,102 Common Shares or approximately 42.3% of the Common Shares on a fully-diluted basis.

For a detailed summary of the Support Agreement and the Lock-Up Agreements, please refer to Section 4 of the circular, “Support Agreement”, and Section 5 of the circular, “Lock-Up Agreements”, in the Offer and accompanying circular for the Offer, which is available on the Canadian Securities Administrators’ website at www.sedar.com and on the U.S. Securities and Exchange Commission’s website at www.sec.gov.

(h)	the names of any joint actors in connection with the disclosure required by this report;

The Offeror is owned 60% by Minmetals and 40% by Jiangxi Copper.

(i)	in the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror; and

The consideration to be paid by the Offeror in connection with the purchase of the Common Shares referred to in (b) above will be Cdn.$13.75 for each Common Share.

(j)	if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements in respect of the reporting issuer’s securities.

Not applicable.

______________________________

DATED this 28th day of January, 2008

COPPER BRIDGE ACQUISITION CORP.
by	/s/ Jiao Jian
	Name:	Jiao Jian
	Title:	President and Chief Financial Officer

EXHIBIT A
CHINA MINMETALS AND JIANGXI COPPER
ACQUIRE APPROXIMATELY 96% OF NORTHERN PERU COPPER
Toronto, January 25, 2008
China Minmetals Non-Ferrous Metals Co., Ltd. and Jiangxi Copper Company Ltd. (together, the “Investors”) are pleased to announce that 31,761,682 common shares of Northern Peru Copper Corp. (“NOC”) have been validly deposited to the offer made by Copper Bridge Acquisition Corp. (the “Offeror”), a corporation jointly owned by the Investors, to acquire all of the common shares. All conditions of the offer have been satisfied. The Offeror has taken up and accepted for payment all common shares validly deposited under the offer, which represent approximately 96% of the common shares on a fully-diluted basis. Payment will be made to NOC shareholders who have deposited their common shares under the offer on or before January 30, 2008.
The Offeror intends to acquire all common shares not deposited under the offer pursuant to the compulsory acquisition provisions of the Business Corporations Act (British Columbia). The Offeror expects to mail a formal notice of compulsory acquisition on or about January 28, 2008.
Following the take up by the Offeror of approximately 96% of the common shares, all of the directors and officers of NOC resigned and were succeeded by nominees of the Investors.
NOC shareholders with questions or requests for a copy of the early warning report filed by the Offeror in connection herewith should contact Kingsdale Shareholder Services Inc.
North American Toll Free: 1-800-775-5159
Outside North America, Bank and Brokers Call Collect: +1 (416) 867-2272
Email: contactus@kingsdaleshareholder.com
About China Minmetals
China Minmetals, a state-controlled corporation existing under the laws of the People’s Republic of China, is a diversified metals and mining company based in Beijing, China. China Minmetals is engaged in the production and trading of metals and minerals, including copper, aluminum, tungsten, tin, antimony, lead, zinc and nickel. In 2006, China Minmetals had revenue of approximately US$4.84 billion. China Minmetals is located at 5 Sanlihe Road, Haidian District, Beijing, China 100044.
About Jiangxi Copper
Jiangxi Copper, a state-controlled public corporation existing under the laws of the People’s Republic of China, is an integrated producer of copper in China, with operations in mining, milling, smelting and processing. Jiangxi Copper also maintains exposure to sulphur, gold, silver, platinum, palladium, selenium, tellurium, rhenium and molybdenum. Jiangxi Copper is listed on the London, Hong Kong and Shanghai stock exchanges. In 2006, Jiangxi Copper had revenue of approximately US$3.45 billion. Jiangxi Copper is located at 15 Yejin Avenue, Guixi, Jiangxi, China 335424.
About Copper Bridge
Copper Bridge, a corporation owned 60% by China Minmetals and 40% by Jiangxi Copper, was incorporated under the laws of the Province of British Columbia on December 10, 2007 for the purpose of making the offer for NOC. Copper Bridge is located at 700 West Georgia Street, 25th Floor, Vancouver, BC V7Y 1B3.
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